UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

Commission File Number: 333-90618

Wavelit, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	98-0358149
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1406-650 South Grand Avenue, Los Angeles, CA 90017
(Address of principal executive offices including Zip Code)

(604) 294-5360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2008, our sole officer and director, Kent Douglas Vaesen, resigned from his positions as an officer and director of the Company.  Mr. Vaesen’s resignation was not due to any disagreement with the company.

On December 12, 2008, stockholders holding a majority of the voting power of the Company, took action by written consent to appoint Mr. Henry Liguori as the Company’s sole director and a majority of the stockholders ratified the appointment of Mr. Liguori as the Company’s President, Chief Financial Officer and Secretary.

Henry Liguori’s education includes an undergraduate degree in Philosophy from St. Lawrence, Beacon,  New York, a graduate degree in Theology from Immaculate Heart of Mary, Geneva, New York and a post graduate degree from Iona College, New Rochelle, New York.  Following the completion of his formal education, Mr. Liguori served in the United States Navy, retiring as a Lieutenant Commander.  After the end of Operation Desert Storm in the Persian Gulf War, Mr. Liguori ended his military career with the meritorious service medal having served the Navy, Marine Corps and Coast Guard both at home and abroad.  Mr. Liguori has extensive experience as an administrator and consultant in the fields of education, business and many charitable organizations and has been offering consulting services in these fields since 1995.

We currently do not have an employment agreement with Mr. Liguoribut intend to enter into one in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2009	Wavelit, Inc. /s/ Henry Liguori ______________________________________ By: Henry Liguori Its: President